Exhibit 107

Calculation of Filing Fee Table

Form F-3D

(Form Type)

B2Gold Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common shares without par value	457(c)	129,693,690 (2)	$3.0775 (3)	$399,132,331	$ 0.0001102	$43,985
Total Offering Amounts					$399,132,331		$43,985
Total Fee Offsets							$43,449 (4)
Net Fee Due							$536

(1) Represents common shares, without par value ("Common Shares"), that may be issued under the B2Gold Corp. Dividend Reinvestment Plan (the "DRIP"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional Common Shares that may be issued as a result of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant's receipt of consideration which would increase the number of outstanding Common Shares.

(2) Represents the number of Common Shares reserved for issuance under the DRIP.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act on the basis of the average of the high and the low price of Registrant's Common Shares as reported on the NYSE American on August 25, 2023.

(4) See "Table 2: Fee Offset Claims and Sources" to this Exhibit 107 for information related to the fee offset.

Table 2: Fee Offset Claims and Sources

In US Dollars

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
	Rule 457(p)
Fee Offset Claims	B2Gold Corp.	F-3	333-274243	August 28, 2023		$43,449	Equity	Common shares without par value	(1)	$129,693,690
Fee Offset Sources	B2Gold Corp.	F-3	333-274243		August 28, 2023						$43,449

(1) On August 28, 2023 the Registrant filed a registration statement on Form F-3 (File No.  333-274243) (the "Prior Registration Statement") and paid a registration fee of $43,449.  The Prior Registration Statement was not declared effective and no securities were sold thereunder. The Prior Registration Statement was withdrawn by filing a Form RW on August 31, 2023.